UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: ALPINE SUMMIT ENERGY PARTNERS, INC., et al. Debtors.[1]	§ § § § § § § § §	Chapter 11 Case No. 23-90739 (DRJ) (Joint Administration Requested)

INTERIM ORDER (I) AUTHORIZING POST-PETITION FINANCING SECURED BY
SENIOR LIENS, (II) AUTHORIZING THE DEBTOR TO USE CASH COLLATERAL,
(III) GRANTING ADEQUATE PROTECTION, (IV) SCHEDULING A FINAL
HEARING, AND (V) GRANTING RELATED RELIEF

The above-captioned debtor and debtor in possession (the "Debtor") moved this Bankruptcy Court on an emergency basis for entry of an interim order (this "Interim Order"), (a) authorizing the Debtor to incur priming senior secured post-petition financing on a superpriority basis; (b) authorizing the Debtor to use cash collateral; (c) granting adequate protection, and (d) scheduling a final hearing to consider approval of the motion on a final basis (the "Motion").2  The Bankruptcy Court set a hearing on the Motion for July 6, 2023 which continued to July 7, 2023, at which counsel for the parties appeared and presented evidence and oral argument.  The Motion was presented to the Bankruptcy Court as a "first day" motion and complies with the requirements of Bankruptcy Rule 4001(d).  Notice of the Motion and the interim hearing is proper and sufficient under the exigent circumstances of the Motion and the relief granted in this Interim Order has been granted in accordance with Bankruptcy Code sections 102(1), 105, 361, 362, 363, 364, 503, 506 and 507, Bankruptcy Rules 2002, 4001, 6004, and 9014, Local Rules 2002-1, 4001-1(b), 4002-1(i), and 9013-1, and the Procedures for Complex Chapter 11 Bankruptcy Cases.  After careful consideration of all matters before it, the Bankruptcy Court is of the opinion that the estate would suffer irreparable injury if the Motion is not granted.

1 The Debtors in these chapter 11 cases, along with the last four digits of the Debtors' federal tax identification number, are Alpine Summit Energy Partners, Inc. (3755), HB2 Origination, LLC (6760), Ageron Energy II, LLC (1436), Ironroc Energy Partners LLC (9801), Ageron Ironroc Energy, LLC (N/A), Alpine Summit Energy Investors, Inc. (4428), and Alpine Carbon, LLC (N/A). The location of the Debtors' service address is: 3322 West End Ave, Suite 450, Nashville, TN 37203.

2  Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the DIP Term Sheet attached hereto as Exhibit 1.

Therefore, the Bankruptcy Court makes the following findings of fact and conclusions of law: 3

A. This Bankruptcy Court has jurisdiction over this matter pursuant to 28 U.S.C. §1334.  This matter constitutes a core proceeding within the meaning of 28 U.S.C. § 157(b).  The Bankruptcy Court has the authority to enter a final order in this matter.  Venue is proper pursuant to 28 U.S.C. § 1408.

B. The Debtor is unable to obtain financing on more favorable terms than the DIP Facility and are unable to obtain unsecured credit allowable under section 503(b)(1) as an administrative expense or secured credit solely under section 364(c) of the Bankruptcy Code.

C. The terms and conditions of the DIP Facility and the use of Cash Collateral, if any, are fair and reasonable, are the best available to the Debtor under the circumstances, reflect the Debtor's exercise of prudent business judgment consistent with its fiduciary duties, and are supported by reasonably equivalent value and fair consideration, have been negotiated in good faith and at arm's length between the Debtor and Bank7 (as defined below), in its capacity as a Lender under the DIP Facility (the "DIP Lender"), and in express reliance upon the protections offered by Bankruptcy Code section 364(e).

3  The findings and conclusions set forth herein constitute the Bankruptcy Court's findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

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Therefore, it is ORDERED that

1. The final hearing (the "Final Hearing") on the Motion shall be held on August 2, 2023, at 2 p.m., prevailing Central Time.  Any objections or responses to entry of a final order on the Motion shall be filed on or before 4:00 p.m., prevailing Central Time, on July 26, 2023.  In the event no objections to entry of a final order on the Motion are timely received, the Bankruptcy Court may enter such final order without need for the final hearing.

2. The Debtor is hereby authorized to enter into and perform under the DIP Facility with the DIP Lender on the terms reflected in the DIP Term Sheet attached hereto as Exhibit 1 (as modified by this Interim Order and the Settlement Term Sheet attached hereto as Exhibit 4) (the "Amended DIP Term Sheet"), which is hereby approved and incorporated herein in its entirety, and to perform all obligations under the Amended DIP Term Sheet, which upon being entered into shall constitute valid, binding, and non-avoidable obligations of the Debtor that are enforceable against the Debtor in accordance with the terms of the Amended DIP Term Sheet and this Interim Order. All objections to this Interim Order to the extent not withdrawn, waived, settled, or resolved are hereby denied and overruled on the merits.

3. The Debtor is further authorized to enter into and perform under the attached letter agreement (the "Letter Agreement") with the DIP Lender on the terms reflected in the letter agreement attached hereto as Exhibit 2 (filed under seal at Docket No. 6-1 with this Court), which is also hereby approved and incorporated herein in its entirety, and to perform all obligations under the letter agreement, which upon being entered into shall constitute valid, binding, and non-avoidable obligations of the Debtor that are enforceable against the Debtor in accordance with the terms of the Amended DIP Term Sheet, this Interim Order and the Letter Agreement.

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4. In furtherance of the foregoing and without further order of this Court, the Debtor is authorized and directed to (a) perform all acts to negotiate, make, enter into, and perform under the DIP Loan Documents and (b) perform all acts to make, execute and deliver all instruments and documents, including, without limitation, the execution and delivery of, and performance under, one or more amendments, waivers, consents or other modifications to and under the Amended DIP Term Sheet and DIP Loan Documents (collectively, the "Ancillary Documents"), in each of (a) and (b), in such form as the Debtor and the DIP Lender may agree, provided that such DIP Loan Documents and Ancillary Documents are consistent in all material respects with the Amended DIP Term Sheet.

5. Substantially contemporaneously with the closing of the DIP Facility (or such other time as Bank7, an Oklahoma banking corporation for itself and CommerceOne Bank, Amarillo National Bank, and American Bank, N.A. ("Bank7") and the Debtor may mutually agree), the Prepetition Loan Documents shall be amended as necessary to provide for a new scheduled maturity date thereunder (retroactively effective to the existing maturity date) that is coterminous with the maturity of the DIP Facility, provided that such extension shall not be construed as extending Bank7's limited term waiver of its covenants under the Prepetition Credit Agreement (which waiver expired on July 1, 2023).  The Prepetition Loan Documents would be further amended as necessary to provide for cross-default and cross-acceleration to the DIP Facility.

6. The Debtor may draw $8 million (the "Interim Advance") consisting of up to $8 million of "new money", as set forth in the Amended DIP Term Sheet.

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7. The Debtor is authorized to use the proceeds of the Interim Advance and Cash Collateral solely for the purposes set forth on the Approved Budget attached hereto as Exhibit 3, subject to the Permitted Variances.

8. Immediately upon the entry of this Interim Order, the Debtor is authorized to and shall pay from the Interim Advance $510,363.23 to the DIP Lender in satisfaction of outstanding interest owed to the DIP Lender as of July 5, 2023.

9. Immediately upon entry of this Interim Order, pursuant to Bankruptcy Code section 364(c)(1), the DIP Lender is granted an allowed superpriority administrative expense claim against the Debtor for all DIP Obligations (the "DIP Superpriority Claims") (without the need to file any proofs of claim or request for payment of administrative expenses), subject only to the payment of quarterly fees of the United States Trustee and the Carve-Out.  The DIP Superpriority Claims may be repaid from any cash of the Debtor, including without limitation, Cash Collateral and, following entry of the Final Order, Avoidance Action Proceeds.  Immediately upon entry of this Interim Order, pursuant to Bankruptcy Code sections 364(c)(2), 364(c)(3), and 364(d)(1), the DIP Liens are granted on all DIP Collateral as continuing, valid, binding, enforceable, non-avoidable, and automatically and properly perfected security interests in and liens on such DIP Collateral.  This Interim Order shall be sufficient and conclusive evidence of the creation, validity, and perfection of all liens granted herein.  The DIP Superpriority Claims and DIP Liens are hereby entitled to the treatment described in the section of the DIP Term Sheet titled "Priority and Security."  Except as set forth in, or permitted by, this Interim Order, or with the consent of the DIP Lender, no other superpriority administrative expense claims or liens pari passu or senior to the DIP Superpriority Claims or DIP Liens shall be granted or allowed in the Case.  The DIP Superpriority Claims and DIP Liens shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that this Interim Order or any provision hereof is vacated, reversed, or modified on appeal or otherwise.

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10. Notwithstanding and without minimizing the force of the foregoing paragraph, the Debtor is authorized to enter into, and cause the financial institutions servicing the Debtor's deposit accounts to enter into such deposit account control agreements and other collateral agreements with the DIP Lender and such financial institutions as the DIP Lender may reasonably require, or alternatively, the DIP Lender shall be entitled to enjoy the benefit of all control agreements to which the Debtor is a party, as set forth above, without the need to enter into any such new agreements.

11. As adequate protection for any diminution in value of the interests of the Prepetition Lender in the Prepetition Collateral, the Prepetition Lender is granted the Adequate Protection described in the section of the Amended DIP Term Sheet titled "Adequate Protection" (including the liens described in the Amended DIP Term Sheet) as set forth therein.

12. The acknowledgements and stipulations described in the section of the Amended DIP Term Sheet titled "Acknowledgement/Stipulations" shall immediately be binding on the Debtor and its successors in interest (including any trustee appointed in the Case or any subsequent chapter 7 case).  Each acknowledgement and stipulation shall be binding on all parties-in-interest for all purposes unless (i) such acknowledgement and stipulation is challenged by a party with requisite standing filing an adversary complaint or motion (as applicable) in accordance with the procedures described, and within the time specified by, the section of the Amended DIP Term Sheet titled "Challenge Period" (a "Challenge") and (ii) such Challenge is successful.

13. Notwithstanding anything to the contrary in any other order of this Court, the financial institutions where the Debtor's bank accounts are located (a) are authorized to accept and honor all representations from the Debtor as to which checks, drafts, wires, or ACH transfers should be honored or dishonored, consistent with any order of this Bankruptcy Court and governing law, and (b) have no duty to independently inquire as to whether such payments are authorized by an order of this Court.

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14. The financial institution where the Debtor's bank accounts are located shall implement reasonable handling procedures in coordination with the Debtor designed to effectuate the terms of this Interim Order.  No financial institution that implements such handling procedures and then honors a pre-petition check or other item drawn on any Bank Account that is the subject of this Interim Order either (i) in good faith belief that the Bankruptcy Court has authorized such pre-petition check or item to be honored or (ii) as a result of an innocent mistake made despite implementation of such handling procedures, shall be deemed to be liable to the Debtor or its estate otherwise in violation of this Interim Order.

15. Nothing in this Interim Order or otherwise shall be construed to obligate the DIP Lender in any way, to pay compensation to, or to reimburse expenses of, any professionals or to guarantee that the Debtor has sufficient funds to pay such compensation or reimbursement.

16. The provisions of this Interim Order and any actions taken pursuant hereto shall survive the entry of any order confirming a plan, converting the Case, or dismissing the Case or any successor case, and the terms and provisions of this Interim Order shall continue in full force notwithstanding any such order.

17. Notwithstanding Bankruptcy Rules 4001(a)(3), 6004(h), 7062 or 9024, any other Bankruptcy Rule or Rule 62(a) of the Federal Rules of Civil Procedure, this Interim Order shall be immediately effective and enforceable upon its entry and there shall be no stay of execution or effectiveness of this Interim Order.

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18. Upon the occurrence and during the continuance of any Event of Default, that has not been waived by the DIP Lender, and without further application to the Bankruptcy Court, the automatic stay provisions of Section 362 of the Bankruptcy Code shall be vacated and modified to the extent necessary to permit the DIP Lender to take any of the following actions, at the same or different times: (a) issue a written notice (the "Remedies Notice") (which may be by email) to the Debtor and its counsel, counsel for any Committee, and the United States Trustee (the "Remedies Notice Parties") declaring the occurrence of the Termination Date (as defined below); (b) issue a Carve-Out Notice (as defined below), (c) declare all DIP Obligations to be immediately due and payable without presentment, demand or protest or other notice of any kind, all of which are expressly waived by the Debtor; (d) declare the suspension or termination of the DIP Facility as to any further liability or obligation of the DIP Lender thereunder, but without affecting the DIP Liens or DIP Obligations (the "Termination Notice"); (e) terminate, as applicable, the right of the Debtor to use Cash Collateral, provided that the Debtor may use Cash Collateral during the Remedies Notice Period and any other period authorized by the Court; and (f) charge the default rate of interest under the DIP Facility.  Prior to terminating the rights of the Debtor to use Cash Collateral or exercising any remedies against the DIP Collateral other than those specified in (a) - (f) above, the DIP Lender and/or the Debtor may file a motion with the Bankruptcy Court using a CM/ECF emergency code seeking emergency relief from the automatic stay (the "Stay Relief Motion") on at least five (5) business days' written notice to the Remedies Notice Parties of the DIP Lender's intent to exercise its rights and remedies.  In the event the Bankruptcy Court determines during a hearing on the Stay Relief Motion that an Event of Default has occurred, the Bankruptcy Court may fashion an appropriate remedy, which may include the exercise of any and all rights available to the DIP Lender under the Amended DIP Term Sheet, the DIP Credit Agreement, this Interim Order, the Final Order and/or applicable state law, as applicable.

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19. Notwithstanding anything in this Interim Order, the Amended DIP Term Sheet, or the Prepetition Loan Documents, the DIP Liens, the Adequate Protection liens, the DIP Superpriority Claims (including any adequate protection claims), and the liens on Prepetition Collateral extend only to property of the Debtor's estate and nothing in the Interim Order constitutes a determination of ownership or prejudices the right of any party to seek determination of ownership of any property interest in a manner consistent with the Bankruptcy Code and applicable rules of bankruptcy procedure.

20. Nothing in this Interim Order or Amended DIP Term Sheet modifies or shall be deemed to modify, on an interim basis, the prepetition priorities of Permitted Prior Liens.

21. Notwithstanding any other provision of this order, nothing herein shall affect the production or proceeds thereof to the extent owned by third-party working interest owners, which do not constitute property of the estate, and nothing herein shall prejudice the rights of such third-party working interest owners or prevent or obstruct the Debtors from complying with their obligations to such third-party working interest owners under the applicable agreements and laws.

22. Paragraphs 3 and 4 of the section Titled "Priority and Security" on page 5 of the DIP Term Sheet, attached hereto as Exhibit 1, are modified as follows, on an interim basis:

3. secured, pursuant to section 364(c)(3) of the Bankruptcy Code, by valid, enforceable, fully perfected security interests in and liens on all of the Debtor's rights in property of the Debtor's estate as of the Petition Date that are junior and subordinate to (i) valid, perfected and non-avoidable liens in existence as of the Petition Date on or in such property, (ii) valid and non-avoidable liens that are perfected on or in such property subsequent to the Petition Dates as permitted by section 546(b) of the Bankruptcy Code or (iii) any remedies asserted by a Permitted Prior Lien claimant pursuant to Section 67.001 et seq. of the Texas Property Code (collectively, the "Permitted Prior Liens") and (iv) the Carve Out;

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4. secured, pursuant to section 364(d)(1) of the Bankruptcy Code, by valid, enforceable, priming first priority, fully perfected security interests in and liens upon all of the Debtor's rights in property of the Debtor's estate as of the Petition Date, and all of the Debtor's rights in property acquired post-petition (and proceeds thereof), whether now existing or hereafter acquired or arising, that secure the Prepetition Debt (such lien, together with the liens described in clauses (1) through (3) above, the "DIP Liens" and the collateral described in clauses (1) through (3) above, collectively the "DIP Collateral"), which liens shall be subordinated to and junior to (a) the Carve-Out, and, (b) until entry of the Final Order, the Permitted Prior Liens. For the avoidance of doubt, the DIP Liens and Adequate Protection liens and claims shall not attach or be recoverable against any assets of Alpine Summit Funding LLC, Alpine Summit Funding Holdings LLC, HB2 Inc. or HB2 Energy Inc. (nor any proceeds of or attributable to such assets or to production therefrom (collectively, the "Non-DIP Borrower Assets").

23. In the event of any inconsistency between the provisions of this Interim Order, the Amended DIP Term Sheet, the DIP Loan Documents, the Ancillary Documents, and the Prepetition Loan Documents, the provisions of this Interim Order shall govern.

24. The Debtor and the DIP Lender are authorized to take all actions necessary to effectuate the relief granted in this Interim Order in accordance with the Motion.

25. This Bankruptcy Court retains exclusive jurisdiction with respect to all matters arising from or related to the implementation, interpretation, and enforcement of this Interim Order.

Dated: July 10, 2023
/s/ DAVID R. JONES
DAVID R. JONES UNITED STATES BANKRUPTCY JUDGE

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Exhibit 1

DIP Term Sheet

SUMMARY OF TERMS AND CONDITIONS
FOR DIP FINANCING AND USE OF CASH COLLATERAL

HB2 Origination, LLC

as Debtor and Debtor-in-Possession
July 5, 2023

This term sheet, dated July 5, 2023 (the "DIP Term Sheet"), is a summary of the terms pursuant to which, subject to certain conditions set forth herein, the DIP Lender (as defined below) agrees to provide debtor in possession financing to HB2 Origination, LLC, which will have filed a chapter 11 case in the Bankruptcy Court (as defined below) (the "Debtor"). The consummation of such financing is subject to authorization and approval by the Bankruptcy Court and the terms and conditions set forth in this DIP Term Sheet, upon execution by the parties.

DIP Borrower:

HB2 ORIGINATION, LLC, as debtor and debtor in possession (the "DIP Borrower," or the "Debtor") under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the case of the DIP Borrower and certain related entities (the "Case") in the United States Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court"), commenced on the date the Debtor files its Chapter 11 petition (the "Petition Date").

Prepetition Lender:

Bank7, an Oklahoma banking corporation for itself and CommerceOne Bank, Amarillo National Bank, and American Bank, N.A. ("Bank7") in its capacity as Lender (in such capacity, the "Prepetition Lender") under that certain First Amended and Restated Credit Agreement, dated as of September 30, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified  the "Prepetition Credit Agreement"), providing for the previously extended Loans (as defined in the Prepetition Credit Agreement) and other extensions of credit thereunder (the "Prepetition Debt"), and related prepetition collateral and loan documents related thereto (collectively, the "Prepetition Loan Documents" and all Obligations (as defined in the Prepetition Credit Agreement) thereunder, the "Prepetition Loans").

Prepetition Lender to be permitted to freely assign the Prepetition Loans to any of its affiliates, without consent or restrictions.

As of July 5, 2023, pursuant to the Prepetition Loan Documents, the Prepetition Lender is owed no less than $54,038,461.52 in principal, $510,363.23 in interest ($15,010.68 per diem in interest), plus attorneys' and engineering fees incurred prior to the Petition Date.

DIP Lender:

Bank7, in its capacity as Lender under the DIP Facility (defined below) (the "DIP Lender").

The DIP Lender will be permitted to freely assign to any of its affiliates the DIP Facility Loans (including after the Final Order (defined below), the Roll-Up Loans), without consent or restrictions.

DIP Facility:

A priming, senior secured, super-priority debtor-in-possession credit facility (the "DIP Facility") consisting of (i) a multiple-draw delayed draw term loan facility in the aggregate maximum principal amount of up to $15.5 million (the "DIP Facility Commitment" and the portion thereof drawn by the Debtor, the "New Money Loans") and (ii) upon entry of the Final Order, a conversion of $31 million of the Prepetition Loans to loans under the DIP Facility (the "Roll-Up Loans" and, together with the loans made upon the funding of the DIP Facility Commitment, the "DIP Facility Loans"). Upon the conversion of the Roll-Up Loans pursuant to the Final Order, $31 million of the Prepetition Loans shall cease to be indebtedness under the Prepetition Credit Agreement and shall be deemed DIP Obligations (as defined below) and DIP Facility Loans in all respects, including for purposes of having the benefit of Section 364(e) of the Bankruptcy Code.

The DIP Facility consists of an initial maximum aggregate amount of up to $8,000,000 (the "Interim Advance") immediately following the entry of the Interim Order (defined below).  The balance of the DIP Facility will be available only upon and after entry of the Final Order, with draws no more frequently than bi-weekly absent exigent circumstances demonstrated by the DIP Borrower.  Pending the entry of the Final Order, the DIP Lender shall be afforded all of the protections contained in the Interim Order.

On the date of entry of an interim order, in form and substance acceptable to the DIP Lender, by the Bankruptcy Court approving the DIP Facility (the "Interim DIP Order") an initial draw of $24 million, consisting of up to $8 million of "new money" and $16 million of Roll-Up Loans shall be authorized.  On the date of entry of a Final Order, in form and substance acceptable to the DIP Lender, by the Bankruptcy Court approving the DIP Facility, draws of up to $22.5 million, consisting of $7.5 million of "new money" and $15 million of Roll-Up Loans shall be authorized.

Use of DIP Proceeds and Cash Collateral:

The DIP Facility Loans and Cash Collateral (as defined below) may be used only for:

1. payment of expenses associated with preparing for and accomplishing sales of substantially all of the Debtor's assets;

2. current interest, fees, and expenses under the DIP Facility;

3. payment of adequate protection expenses for the Prepetition Lender;

4. the allowed administrative costs and expenses of the Case, including professional fees and expenses;

5. payment of prepetition claims authorized by the Bankruptcy Court;

6. any forecasted cash outlays included in any Approved Budget; or

7. as otherwise agreed in writing;

in each case, solely in accordance with the Approved Budget and the applicable Financing Order (each as defined below) incorporating the terms hereof.

Other than cash attributable to the Non-DIP Borrower Assets (defined below) ("Other Cash"), all cash and cash equivalents of the Debtor, whenever or wherever acquired, and the proceeds of all collateral pledged to the DIP Lender, constitute cash collateral, as contemplated by section 363(a) of the Bankruptcy Code ("Cash Collateral").

DIP Facility Interest Rate and Fees:

The New Money Loans and the Roll-Up Loans shall accrue interest at Prime Rate + 2% per annum, with a default interest rate of 15% per annum, each of which shall be payable monthly in kind and added to the principal balance of the DIP Facility.

The DIP Facility shall provide for a closing fee of 1% percent of the DIP Facility Commitment, which shall be added to the principal balance of the DIP Facility on the Closing Date.

"Prime Rate" means the highest rate published from time to time by the Wall Street Journal as the "prime rate," or, in the event the Wall Street Journal ceases publication of the prime rate, the base, reference or other rate then designated by the Agent, in its sole and absolute discretion, for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto.

Priority and Security:

Subject to the Carve-Out (as defined below), all obligations of the DIP Borrower under the DIP Facility (the "DIP Obligations") shall be:

1. entitled to super-priority claim status under section 364(c)(1) of the Bankruptcy Code with priority over all administrative expense claims and unsecured claims existing as of the Petition Date or arising thereafter under the Bankruptcy Code, including, without limitation, the prepetition claims and adequate protection claims of the Prepetition Lender, subject only to the Carve-Out.  The super-priority claims of the DIP Lender may be repaid from any cash of the Debtor, including without limitation, Cash Collateral and, following entry of the Final Order, the proceeds of Avoidance Actions (as defined below) and property received or recovered thereby (the "Avoidance Action Proceeds");

2. secured, pursuant to section 364(c)(2) of the Bankruptcy Code, by valid, enforceable, first priority, fully perfected security interests in and liens on all of the Debtor's rights in property of the Debtor's estate as of the Petition Date that, as of the Petition Date, were unencumbered (and do not become perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code) (including, following entry of the Final Order, Avoidance Action Proceeds) (such liens, subject only to the Carve-Out);

3. secured, pursuant to section 364(c)(3) of the Bankruptcy Code, by valid, enforceable, fully perfected security interests in and liens on all of the Debtor's rights in property of the Debtor's estate as of the Petition Date that, as of the Petition Date, were subject to valid, perfected and non-avoidable liens and unavoidable liens in existence immediately prior to the Petition Date, if any, that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code (the "Permitted Prior Liens"), which security interests and liens shall be junior and subordinate only to such Permitted Prior Liens and the Carve-Out;

4. secured, pursuant to section 364(d)(1) of the Bankruptcy Code, by valid, enforceable, priming first priority, fully perfected security interests in and liens upon all of the Debtor's rights in property of the Debtor's estate as of the Petition Date, and all of the Debtor's rights in property acquired post-petition (and proceeds thereof), whether now existing or hereafter acquired or arising, that secure the Prepetition Debt (such lien, together with the liens described in clauses (i) through (iii) above, the "DIP Liens" and the collateral described in clauses (i)-(iv) above, collectively, the "DIP Collateral"), which liens shall be subject to (a) the Carve-Out, and, (b) until entry of the Final Order, the Permitted Prior Liens. For the avoidance of doubt, the DIP Liens and Adequate Protection liens and claims shall not attach or be recoverable against any assets of Alpine Summit Funding LLC, Alpine Summit Funding Holdings LLC, HB2 Inc. or HB2 Energy Inc. (nor any proceeds of or attributable to such assets or to production therefrom (collectively, the "Non-DIP Borrower Assets").

The DIP Collateral shall also include any and all rents, issues, products, offspring, proceeds and profits generated by any item of DIP Collateral.

Subject to the entry of the Final Order, the DIP Liens shall include liens on Avoidance Action Proceeds.  Notwithstanding anything to the contrary contained herein, the DIP Lender shall use commercially reasonable efforts to collect from all DIP Collateral other than the Avoidance Action Proceeds first before turning to Avoidance Action Proceeds

The DIP Liens shall not be subject or subordinate to (i) any lien or security interest that is avoided and preserved for the benefit of any Debtor and their estates under section 551 of the Bankruptcy Code, (ii) any liens arising after the Petition Date including, without limitation, any liens or security interests granted in favor of any federal, state, municipal or other governmental unit, commission, board or court for any liability of any Debtor, or (iii) liens of any affiliate of the Debtor.

The DIP Collateral will be free and clear of other liens, claims and encumbrances, except valid, perfected, enforceable and unavoidable liens, rights of recoupment enforceable in bankruptcy, and rights of setoff permissible under section 553 of the Bankruptcy Code, in each case except as otherwise agreed by the applicable creditor or lienholder, as applicable, in existence as of the Petition Date and permitted pursuant to the Prepetition Loan Documents, if any, and any other Permitted Prior Liens.

The DIP Liens will automatically attach to the DIP Collateral and become valid and perfected immediately upon entry of the Interim Order without the requirement of any further action by the DIP Lender; provided that if the DIP Lender determines to file any mortgages, financing statements, notice of liens or similar instruments, the Debtor will cooperate and assist in any such filings and the automatic stay shall be modified to allow such filing.

Pre-Petition Debt Matters

All interest on the Prepetition Debt accrued through but unpaid as of the Petition Date totaling $510,363.23 on July 5, 2023 (with a per diem interest amount of $15,010.68), shall be paid by the DIP Borrower immediately upon the granting of the DIP Facility from the Interim Advance.

Substantially contemporaneously with the closing of the DIP Facility (or such other time as Bank7 and Debtor may mutually agree), the Prepetition Loan Documents shall be amended as necessary to provide for a new scheduled maturity date thereunder (retroactively effective to the existing maturity date) that is coterminous with the maturity of the DIP Facility, provided that such extension shall not be construed as extending Bank7's limited term waiver of its covenants under the Prepetition Credit Agreement (which waiver expires on July 1, 2023).  The Prepetition Loan Documents would be further amended as necessary to provide for cross-default and cross-acceleration to the DIP Facility.

Adequate Protection:

Subject in all cases to the Carve-Out (as defined below), the Prepetition Lender shall receive adequate protection in the form of payment in kind (monthly) and added to the principal balance of the DIP Facility for the Debtor's use of the collateral securing the Prepetition Loans, including, but not limited to:

1. with respect to Prepetition Debt that is not converted to Roll-Up Loans, payment of all interest accruing thereon under the Prepetition Loan Documents at the Floating Rate (as defined in the Prepetition Loan Documents) as and when due pursuant to the Prepetition Loan Documents;

2. replacement liens and security interests in DIP Collateral and superpriority administrative expense claims under sections 503 and 507 of the Bankruptcy Code, in each case (and as applicable) junior only to the DIP Liens, Permitted Prior Liens, DIP Obligations, and the Carve-Out (as defined below), to the extent of any diminution in the value of the Prepetition Lender's interest in any Cash Collateral or other collateral securing the Prepetition Debt, which for the avoidance of doubt, shall not include Other Cash, as such term is defined in this DIP Term Sheet (the "Prepetition Collateral") arising as a result of (A) the use, sale, or lease of Cash Collateral or other collateral, (B) the granting of priming liens to secure the DIP Facility or (C) the imposition of the automatic stay;

3. reimbursement by the Debtor of the reasonable and documented fees, costs, and out-of-pocket expenses incurred or accrued by the Prepetition Lender (to include all unpaid prepetition reasonable and documented fees, costs, and out-of-pocket expenses) in connection with any and all aspects of the Debtor's Case; and

4. delivery of reporting and information as provided for herein.

The foregoing adequate protection liens will automatically attach to the DIP Collateral and become valid and perfected immediately upon entry of the Interim Order without the requirement of any further action by the Prepetition Lender; provided, that if the Prepetition Lender determines to file any financing statements, notice of liens or similar instruments, the Debtor will cooperate and assist in any such filings and the automatic stay shall be modified to allow such filing.

Subject to the entry of the Final Order, liens on the proceeds of any Avoidance Actions.

Closing Date:

The first business date on which the DIP Conditions Precedent below shall have been satisfied and the making of the Interim Advance shall have occurred (the "Closing Date"), which is expected to be within one (1) business day of entry of the Interim Order.

DIP Conditions Precedent:

The closing of the DIP Facility and the Debtor's right to use Cash Collateral will be subject to the satisfaction of the following conditions precedent:

1. no later than 2 days prior to the Petition Date, the DIP Lender shall have received a cash forecast for the period from the Petition Date through the Scheduled Maturity Date (as defined below) setting forth projected cash flows and disbursements similar in form to the initial DIP budget provided to Bank7 on June 21, 2023 and acceptable to the DIP Lender (the "Initial Approved Budget");

2. the Debtor shall have provided the DIP Lender with a copy of the "first day" motions, including the cash management motion, and proposed orders to be filed with the Bankruptcy Court in connection with the commencement of the Case;

3. interim or final orders approving all "first day" motions other than the Interim Order (as defined below) shall have been entered (including without limitation the cash management order), and shall be in form and substance reasonably acceptable to the DIP Lender;

4. other than as set forth herein, the Debtor shall not have executed, entered into or otherwise committed to any plan or restructuring support agreement or any other agreement or understanding concerning the terms of a chapter 11 plan or other exit strategy without the consent of the DIP Lender;

5. an interim debtor-in-possession financing order, substantially on the terms contemplated in this DIP Term Sheet (and otherwise acceptable to the DIP Lender in its sole discretion) (the "Interim Order"), shall have been entered by the Bankruptcy Court within five (5) days following the Petition Date and shall not have been vacated, reversed or stayed, appealed, or modified or amended without the prior written consent of the DIP Lender.  Notwithstanding anything to the contrary contained herein, funding of the Interim Advance shall be subject to entry of the Interim Order, and funding of the balance of the DIP Facility Commitments and continued authority to use Cash Collateral shall be subject to entry, within thirty-five (35) days following the Petition Date, of a final debtor-in-possession financing/use of cash collateral order, substantially on the terms contemplated by this DIP Term Sheet and in form and substance acceptable to the DIP Lender (the "Final Order" and, together with the Interim Order, collectively, the "Financing Orders"), which shall not have been vacated, reversed or stayed, appealed (and for which the appeal period has expired or has been waived), or modified or amended without the prior written consent of the DIP Lender;

6. reimbursement in full in cash of the DIP Lender's and Prepetition Lender's reasonable and documented out-of-pocket costs and expenses; and

7. such other deliverables as the DIP Lender may reasonably require.

Modification of the Financing Orders shall require the written consent of the DIP Lender in its sole discretion.

Conditions Precedent to All Credit Extensions:

The obligations of the DIP Lender to make any DIP Facility Loan will be subject to conditions precedent customarily found in loan documents for similar debtor-in-possession financings, including, but not limited to:

1. (a) with regard to the Interim Advance, the Interim Order shall have been entered in a form acceptable to the DIP Lender in its sole and exclusive discretion and shall be in full force and effect, shall not have been vacated or reversed, and shall not be subject to any stay and (b) with regard to the balance of the DIP Facility Loans, the Final Order shall have been entered in a form acceptable to the DIP Lender in its sole and exclusive discretion and shall be in full force and effect, shall not have been vacated or reversed, and shall not be subject to any stay;

2. With regard to all DIP Facility Loans other than the Interim Advance, a definitive credit agreement (the "DIP Credit Agreement") and related security agreement(s) and guarantees, security documents, and other agreements, instruments and documents required by the DIP Lender (collectively, and together with the DIP Credit Agreement, the "DIP Loan Documents") shall have been executed and delivered by the Debtor to the DIP Lender, in form and substance acceptable to the DIP Lender in its sole and exclusive discretion;

3. the DIP Borrower shall be in compliance with the terms of the Interim Order or the Final Order, as applicable;

4. with regard to any credit extension after the Closing Date, all "second day orders" approving on a final basis any first day orders intended to be entered on or prior to the date of entry of the Final Order shall have been entered by the Bankruptcy Court, shall be acceptable to the DIP Lender, in its sole and exclusive discretion, shall be in full force and effect, shall not have been vacated or reversed, shall not be subject to a stay and shall not have been modified or amended other than as acceptable to the DIP Lender in its sole and exclusive discretion;

5. the Approved Budget shall demonstrate a need for the funds to be advanced under such credit extension within the next two weeks, there shall be at least 2 weeks between each drawing, and the DIP Borrower shall have delivered at 3 business days prior to the applicable draw date (or such shorter period as the DIP Lender may agree in its sole discretion) a borrowing notice showing the proposed use of such funds within the next two weeks in accordance with an Approved Budget that was approved within the last week;

6. the Debtor shall have provided a certificate confirming that all of the representations and warranties of the Debtor in this DIP Term Sheet or the DIP Loan Documents, as applicable, remain true and correct, unless otherwise agreed by the DIP Lender; and

7. there shall be no defaults or Events of Default under this DIP Term Sheet or the DIP Loan Documents, as applicable, or any defaults or Events of Default shall have been waived by the DIP Lender.

The DIP Borrower plans to draw the full $8 million Interim Advance amount upon entry of the Interim Order, with immediate payment of all interest on the Prepetition Debt accrued through but unpaid as of the Petition Date totaling $510,363.23 from the Interim Advance.

Milestones:

Subject to Bankruptcy Court availability, the Debtor will agree to comply with the following deadlines (each of which may be extended or waived with the prior written consent of the DIP Lender, which may be by e-mail, without further order of the Bankruptcy Court) (collectively, the "Milestones"):

1. The Bankruptcy Court shall have entered the Interim Order by the date that is no later than five days after the Petition Date.

2. The Bankruptcy Court shall have entered the Final Order by the date that is no later than 35 days after the Petition Date.

3. The Debtor shall file, by the date that is no later than 7 days after the Petition Date, a motion to sell the following: (a) all or substantially all of the Debtor's assets, including but not limited to all of Debtor's wells, proved reserves (whether classified as proved developed producing, proved developed non-producing, proved developed behind pipe, proved developed shut in, proved undeveloped, probable and possible reserves, or any other reserve category), leasehold interests, mineral and fee interests, equipment and other assets of any kind, excluding the Debtor's assets commonly referred to as the "Giddings Interests" (the "Giddings Interests"), and (b) the Giddings Interests through sales pursuant to section 363 of the Bankruptcy Code in form and substance reasonably acceptable to the DIP Lender (the "Sale Motion").

4. The Bankruptcy Court shall have entered an order approving the bidding procedures of the sales contemplated by the Sale Motion (the "Sales," with the sale referred to in 3(a) above being the "Main Sale" and the sale referred to in 3(b) above being the "Giddings Sale")) by the date that is no later than 40 days after the Petition Date.

5. The Bankruptcy Court shall have entered (a) an order approving the Main Sale by the date that is no later than 90 days after the Petition Date and (b) an order approving the Giddings Sale by the date that is no later than 100 days after the Petition Date.

6. The Main Sale shall be consummated by the date that is no later than 105 days after the Petition Date, and the Giddings Sale shall be consummated by the date that is no later than 115 days after the Petition Date.

7. If the Main Sale is to be accomplished through a  liquidating  chapter  11  plan, such plan shall  be consummated by the date that is no later than 105 days after the Petition Date. If the Giddings Sale is to be accomplished through a liquidating chapter 11 plan, such plan shall be consummated by the date that is no later than 115 days after the Petition Date

8. The extension of any Milestone is subject to the written consent of the DIP Lender at its sole discretion.

Representations and Warranties:

Upon the funding of the Interim Advance, the Debtor shall be deemed to have made the representations and warranties set forth in Article VI of the Prepetition Credit Agreement subject to certain changes, qualifications, and exceptions if and when agreed to in writing by the parties, as applied to this DIP Term Sheet and the DIP Facility mutatis mutandis (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date therein shall be required to be true and correct in all material respects as of the date of the Interim Advance) and the representations and warranties set forth below:

1. The orders of the Bankruptcy Court related to the financing contemplated by the DIP Facility remain in full force and effect and have not been vacated, stayed, reversed, modified or amended without the prior written consent of the Lender; and

2. The Debtor has not failed to disclose any material assumptions with respect to the Initial Approved Budget and affirm the reasonableness of the assumptions in the Initial Approved Budget in all material respects.

Prepayments:

The DIP Borrower may voluntarily, at any time, prepay any of the DIP Obligations and/or reduce the commitments under the DIP Facility at par plus accrued interest.

Until the DIP Facility has been repaid in full, the following mandatory prepayments will be required to be made toward the DIP Facility within three (3) business days of receipt by the Debtor:  (i) 100% of any net cash proceeds from any asset disposition, including from the consummation of the Sales; (ii) 100% of any proceeds received (x) under any insurance policy on account of the damage or destruction of any assets or property of any Debtor and (y) due to any taking or condemnation of any assets or property; and (iii) 100% of the net cash proceeds of the incurrence or issuance of any indebtedness or equity by the Debtor; provided that the Debtor shall not incur or issue any additional postpetition super-priority indebtedness or liens unless such amount shall be sufficient to prepay the DIP Facility in cash in full.

Reporting and Information:

Following the Closing Date, the Debtor shall be subject to the reporting and information covenants set forth in Section 7.2 of the Prepetition Loan Documents, modified in a customary manner to reflect the nature and tenor of the DIP Facility.

Without limiting the generality of the foregoing, the Debtor shall deliver to the DIP Lender (i) Variance Reports (as defined below); (ii) copies of any pleadings or motions to be filed by or on behalf of the Debtor in the Case at least three (3) days prior to such filing (or, if not practicable, as soon as reasonably practicable), (iii) all notices required to be given to all parties specified in any Financing Order; and (iv) such other information (including access to the Debtor's books, records, personnel and advisors during normal business hours) as the DIP Lender may reasonably request.  All such reporting shall be in form and with sufficient detail as is acceptable to the DIP Lender in its sole discretion.

Further, relative to any and all bids received by the Debtor to purchase any of the Debtor's assets - whether before or after the approval of bidding procedures (referred to in the "Milestones" section above - the DIP lender shall be a "consultation party" to whom summaries of any bids (including the bid amount, the assets subject to the bid, whether the bid is all cash or being financed, and if the latter, whether there are financing contingencies and disclosure of financing terms), on an anonymous basis will be provided within two business days of receipt.

Budget; Variance Covenant; Other Financial Covenants:

The Debtor shall prepare for the DIP Lender's review and approval a 13-week (13-week) detailed rolling cash projection similar in form to the 13-week cash projection provided to Bank7 on _June 21, 2023, which shall be thereafter updated, as necessary, but shall not be updated less than once every four weeks (each, a "Proposed Budget").  Upon the Debtor's receipt of the DIP Lender's written approval, the approval not to be unreasonably withheld, of a Proposed Budget, such budget shall become an "Approved Budget" and shall replace the then-operative Approved Budget for all purposes.  The Initial Approved Budget shall be the Approved Budget until such time as a new Proposed Budget is approved, following which such Proposed Budget shall constitute the Approved Budget until a subsequent Proposed Budget is approved.  The Debtor shall operate in accordance with the Approved Budget and all disbursements shall be consistent with the provisions of the Approved Budget (subject to the Permitted Variance (as defined below)).  The Debtor may submit additional Proposed Budgets to the DIP Lender, but until the DIP Lender approves such Proposed Budget, the approval not to be unreasonably withheld, it shall not become an Approved Budget and the Debtor shall continue to comply with the then-operative Approved Budget.  The DIP Lender's failure to respond to any submitted Proposed Budget within three (3) business days following submission thereof shall be deemed to be the DIP Lender's approval of the same, whereupon such Proposed Budget shall constitute an Approved Budget.

Beginning on July 31, 2023 (the "Initial Reporting Date"), and on each Thursday thereafter (collectively with the Initial Reporting Date, each a "Reporting Date"), the Debtor shall deliver to the DIP Lender, in a form consistent with the form of the Approved Budget, a variance report describing in reasonable detail, by line item, (i) the actual disbursements of the Debtor and actual receipts during the applicable Testing Period (as defined below); and (ii) any variance (whether positive or negative, expressed as a percentage) between the actual disbursements, during such Testing Period against the estimated disbursements, as applicable, for the applicable Testing Period, as set forth in the applicable Approved Budget (a "Variance Report").

As used herein, "Testing Period" shall mean the one week period ending on the Sunday immediately preceding the applicable Reporting Date. The last day of each Testing Period shall be a "Testing Date").

As of any applicable Testing Date:

1. Cash disbursements may vary from the Approved Budget by no more than 15% on an aggregate basis for all disbursement line items (taken together), excluding (a) Professional Fees, (b) DIP interest and fees, (c) disbursements related to any settlement with DPG, (d) DPG interest and fees, and (e) Royalties and Non-Operated Working Interests (the "Permitted Variances");

provided, that the Debtor may carry forward favorable variances on a line-item basis from the immediately preceding one to four week rolling period when calculating the Permitted Variances (for example, the week two Variance Report would be able to carry forward favorable variances from the immediately preceding week one, the week three Variance Report would be able to carry forward favorable variances from the immediately preceding weeks one and two, and so on).

The Debtor shall be deemed to be in compliance with the Approved Budget for all purposes under this DIP Term Sheet and the Financing Orders unless, as of any Testing Date, the Debtor's actual cash disbursements vary from the Approved Budget by more than the applicable Permitted Variance as measured on any Testing Date (the "Variance Covenant").

Affirmative Covenants:

Subject to certain changes, qualifications, and exceptions if and when agreed to in writing by the parties the Debtor shall (i) perform the affirmative covenants set forth in Article VII of the Prepetition Credit Agreement, in each case, as applied to this DIP Term Sheet and the DIP Facility mutatis mutandis, and (ii) meet the case Milestones set forth herein.

Negative Covenants:

Subject to certain changes, qualifications, and exceptions if and when agreed to in writing by the parties, following the Closing Date, the Debtor shall be subject to the following negative covenants as set forth in Article VII of the Prepetition Credit Agreement, as applied to this DIP Term Sheet and the DIP Facility mutatis mutandis:

1. Section 7.6.2 (without giving effect to the exceptions set forth in clause (b) of such section, but excepting Prepetition Debt that will not be included in the Roll-Up Loans and other obligations to the extent provided for in the Approved Budget);

2. Section 7.7;

3. Section 7.8 (without giving effect to the exceptions set forth in clauses (c) and (d) of Section 7.8.3);

4. Section 7.9.1;

5. Section 7.9.2 (without giving effect to the exception set forth in clause (c) therein);

6. Section 7.12;

7. Section 7.14

8. Section 7.19; and

9.  Section 7.20.

In addition to the above negative covenants, the Debtor shall not (i) make any payments of any kind on account of the Prepetition Debt (except as expressly provided for in the Approved Budget or pursuant to orders entered by the Bankruptcy Court upon pleadings in form and substance reasonably satisfactory to the DIP Lender) or (ii) assert any right of subrogation or contribution against the DIP Lender until all borrowings under the DIP Facility are paid in full and the commitments thereunder are terminated.

Events of Default:

"Events of Default" under the DIP Facility shall include events of default set forth in Section 8.1 of the Prepetition Credit Agreement subject to certain changes, qualifications, and exceptions if and when agreed to in writing by the parties, as applied to this DIP Term Sheet and the DIP Facility mutatis mutandis, as well as the occurrence of any of the following without the advance written consent of the DIP Lender in its sole discretion:

1. the Interim Order at any time ceases to be in full force and effect, or shall be vacated, reversed or stayed, or modified or amended, or shall not have been entered within 5 days after the Petition Date;

2. the Final Order at any time ceases to be in full force and effect, or shall be vacated, reversed or stayed, modified or amended, or shall not have been entered within 35 days after the Petition Date;

3. failure of the Debtor to comply in any material respect with the terms of the applicable Financing Order;

4. the failure of any Debtor to (a) comply with the Variance Covenant, (b) have an Approved Budget; (c) comply with any negative covenant or certain other customary affirmative covenants in the DIP Term Sheet or with any other covenant or agreement contained in the Financing Orders or DIP Loan Documents in any respect or (d) comply with any other covenant or agreement contained in this DIP Term Sheet subject, in the case of the foregoing clauses (a) through (d), to a grace period of 5 days;

5. other than payments authorized by the Bankruptcy Court and which are set forth in the Approved Budget to the extent authorized by one or more "first day" or other orders reasonably satisfactory to the DIP Lender, the Debtor shall not make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any prepetition indebtedness or payables;

6. the Case shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code; a Chapter 11 trustee or an examiner (other than a fee examiner) with enlarged powers relating to the operation of the business of the Debtor (powers beyond those expressly set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed, (b) any other super-priority claim or grant of any other lien (including any adequate protection lien) other than as provided for herein which is pari passu with or senior to the claims and liens of the DIP Lender shall be granted in the Case, or (c) the filing of any pleading by the Debtor seeking or otherwise consenting to or supporting any of the matters set forth in clause (a) or clause (b) of this subsection (vi);

7. the Bankruptcy Court shall enter one or more orders during the pendency of the Case granting relief from the automatic stay to the holder or holders of any lien evidencing indebtedness in excess of $500,000 to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on assets of the Debtor;

8. the Debtor petitions the Bankruptcy Court to obtain additional financing pari passu or senior to the DIP Facility, with the exception of a facility that would replace and repay the principal balance of the DIP Facility;

9. the Debtor's "exclusive period" under section 1121 of the Bankruptcy Code for the filing of a plan of reorganization terminates;

10. the consummation of a sale of any material portion of the DIP Collateral (other than through the contemplated Sales, a sale contemplated by subparagraph (i) in the Prepayment section above or sale in the ordinary course of business that is contemplated by the Approved Budget);

11. the confirmation of a plan of reorganization or liquidation that does not provide for payment in full in cash of the DIP Facility Loans or such other treatment acceptable to DIP Lender, or the Debtor proposes or supports, or fails to contest in good faith, the entry of such a plan of reorganization or liquidation;

12. the Debtor (A) engages in or supports any challenge to the validity, perfection, priority, extent or enforceability of the DIP Facility or the liens on or security interest in the assets of the Debtor securing the DIP Obligations, including without limitation seeking to equitably subordinate or avoid the liens securing such indebtedness or (B) engages in or supports any investigation or asserts any claims or causes of action (or directly or indirectly support assertion of the same) against the DIP Lender;

13. the entry of an order by the Bankruptcy Court in favor of any statutory committee appointed in these Cases by the U.S. Trustee (each, a "Committee"), any ad hoc committee, or any other party in interest, (i) sustaining an objection to claims of the DIP Lender, or (ii) avoiding any liens held by the DIP Lender (provided, that the foregoing shall not be deemed to prohibit the investigation by any such committee of any such claims or liens in respect of the Obligations (as defined in the Prepetition Credit Agreement));

14. the allowance of any claim or claims under section 506(c) of the Bankruptcy Code against any of the DIP Collateral;

15. the inaccuracy in any material respect of any representation of the Debtor when made or deemed made;

16. the failure to meet any Milestone;

17. entry of an order by the Bankruptcy Court in favor of any Committee, any ad hoc committee, or any other party in interest, (i) granting such party standing to pursue any claims against the DIP Lender and/or Prepetition Lender, (ii) sustaining an objection to claims of the DIP Lender, (iii) avoiding any liens held by the DIP Lender, (iv) sustaining an objection to claims of the Prepetition Lender, or (v) avoiding any liens held by the Prepetition Lender except as otherwise agreed by the Prepetition Lender in writing (provided, that the foregoing shall not be deemed to prohibit the investigation by any such committee of any such claims or liens in respect of the Prepetition Loans); and

18. the Termination Date (as defined below) shall have occurred.

Upon the occurrence and during the continuance of any Event of Default, and without further application to the Bankruptcy Court, the automatic stay provisions of Section 362 of the Bankruptcy Code shall be vacated and modified to the extent necessary to permit the DIP Lender to take any of the following actions, at the same or different time:

1) issue a written notice (the "Remedies Notice") (which may be by email) to the Debtor and its counsel, counsel for any Committee, and the U.S. Trustee (the "Remedies Notice Parties") declaring the occurrence of the Termination Date (as defined below);

2) issue a Carve-Out Notice (as defined below);

3) declare all DIP Obligations to be immediately due and payable without presentment, demand or protest or other notice of any kind, all of which are expressly waived by the Debtor;

4) declare the suspension or termination of the DIP Facility as to any further liability or obligation of the DIP Lender thereunder, but without affecting the DIP Liens or DIP Obligations (the "Termination Notice");

5) terminate, as applicable, the right of the Debtor to use Cash Collateral; provided that the Debtor may use Cash Collateral during the Remedies Notice Period and any other period authorized by the Bankruptcy Court; and

6) charge the default rate of interest under the DIP Facility.

During the five (5) business days immediately following the date the DIP Lender delivers a Remedies Notice to the Remedies Notice Parties (the "Remedies Notice Period"), the DIP Lender and/or Debtor may seek an emergency hearing (a "Stay Relief Hearing") to determine whether an Event of Default has occurred.  In the event the Bankruptcy Court determines during a Stay Relief Hearing that an Event of Default has occurred, the Court may fashion an appropriate remedy, which may include the exercise of any and all rights available to the DIP Lender under this Term Sheet, the DIP Credit Agreement, the Interim Order, the Final Order, and/or applicable state law as applicable.

Maturity/Termination Date:

The DIP Facility and the Debtor's right to use Cash Collateral (as applicable) shall automatically terminate without further notice or court proceedings on the earliest to occur of:

i. 115 days after the Petition Date (the "Scheduled Maturity Date");

ii. the effective date of a plan of reorganization or liquidation for the Debtor confirmed in the Case;

iii. reserved;

iv. the date of termination of the commitments under the DIP Facility and/or acceleration of any outstanding borrowings under the DIP Facility, in each case, by the DIP Lender following the occurrence of an Event of Default and upon the delivery of a Termination Notice to the Remedies Notice Parties, in each case, subject to the Debtor's right to use Cash Collateral during the Remedies Notice Period as set forth above, and pending the outcome of the Stay Relief Hearing;

v. the first business day on which the Interim Order expires by its terms or is terminated, unless the Final Order has been entered and become effective prior thereto;

vi. the conversion of the Case to a case under chapter 7 of the Bankruptcy Code unless otherwise consented to in writing (which may be e-mail) by the DIP Lender;

vii. the dismissal of the Case, unless otherwise consented to in writing (which may be e-mail) by the DIP Lender; and

viii. the repayment in full in cash of all obligations and termination of all commitments under the DIP Facility

(the "Termination Date"), unless extended, with the prior written consent (which may be by e-mail) of the DIP Lender.

Carve-Out:

Notwithstanding anything to the contrary in this DIP Term Sheet, or the Financing Orders, the DIP Facility and the Adequate Protection shall be subject and subordinate to the Carve-Out.

The Carve-Out shall include (a) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the Carve-Out Notice), (b) all reasonable fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the Carve-Out Notice), (c) to the extent allowed by the Bankruptcy Court at any time, unpaid fees and expenses ("Allowed Professional Fees") of estate professionals incurred through the date of delivery of a Carve-Out Notice (defined below) up to the amounts for such professional included in the Approved Budget on an accrued basis through the date of the Carve-Out Notice, and (d) to the extent allowed by the Bankruptcy Court at any time, up to $2,000,000 of fees and expenses incurred by persons or firms retained by (i) the Debtor pursuant to Sections 327, 328, or 363 of the Bankruptcy Code or (ii) any committee appointed in the Case ((i) and (ii) together, the "Estate Professionals") after the first business day following delivery of a Carve-Out Notice (excluding, for the avoidance of doubt, any success fee, transaction fee, deferred fee or other similar fee set forth in any professional's engagement letter, the amounts set forth in this clause (d) being the "Post Carve-Out Notice Cap").

"Carve-Out Notice" means a written notice (which may be by email) by the DIP Lender to the Debtor, Debtor's counsel, the U.S. Trustee, and counsel to any Committee stating that the Post Carve-Out Notice Cap has been invoked, which notice may be delivered only following the occurrence and during the continuation of an Event of Default.

Delivery of a Carve-Out Notice shall constitute a demand to the Debtor to utilize all cash on hand (including the proceeds of DIP Facility Loans) to fund a reserve in an amount equal to the Carve-Out, which shall be earmarked and held in trust to pay unpaid fees and expenses incurred by Estate Professionals, to the extent allowed by the Bankruptcy Court at any time, prior to any and all other claims in the Case (the "Carve-Out Reserve").

All funds in the Carve-Out Reserve shall be used first to pay the obligations set forth in clauses (a)-(d) in the above definition of "Carve-Out" until paid in full, and second, to pay the DIP Lender until paid in full.  Notwithstanding anything to the contrary in this DIP Term Sheet or the Financing Orders, the failure of the Carve-Out Reserve to satisfy in full the fees of Estate Professionals shall not affect the priority of the Carve-Out.

Credit Bidding:

The Final Order shall provide that subject to the Challenge Period (defined below), the Prepetition Lender and DIP Lender, respectively, shall have the right to credit bid (pursuant to section 363(k) of the Bankruptcy Code and/or applicable law) the DIP Facility Loans and Prepetition Loans, in whole or in part, in connection with any sale or disposition of assets by the Debtor in the Case and shall not be prohibited from making such credit bid "for cause" under section 363(k) of the Bankruptcy Code.

DIP Facility Amendments:	In order to amend, waive, or modify provisions related to this DIP Term Sheet or any of the DIP Loan Documents, the consent of the DIP Lender shall be required.
Section 506(c) Waiver:

The Final Order shall include a ruling that, except to the extent of the Carve-Out, no expenses of administration of the Case or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, shall be charged against or recovered from any DIP Collateral pursuant to section 506(c) of the Bankruptcy Code or any similar principle of law, without the prior written consent of the DIP Lender, and no such consent shall be implied from any other action, inaction, or acquiescence by the DIP Lender; and the Debtor shall irrevocably waive and shall be prohibited from asserting any claim described in this paragraph, under section 506(c) of the Bankruptcy Code or otherwise, for any costs and expenses incurred in connection with the preservation, protection or enhancement of, or realization by the DIP Lender upon the DIP Collateral.

No Marshaling:

The Final Order shall provide that the DIP Lender may exercise all remedies available under this DIP Term Sheet, the DIP Loan Documents, and Prepetition Loan Documents, as applicable, without any requirement first to look to exercise any of its or their rights against any particular collateral or party or to exhaust any remedies available to it or them against any particular collateral or party or to resort to any other source or means of obtaining payment of any of such obligations or to elect any other remedy. Subject to entry of the Final Order, in no event shall any of the DIP Lender be subject to the equitable doctrine of "marshaling" or any other similar doctrine with respect to the collateral securing the DIP Facility Loans or the Prepetition Debt.

Section 552(b):

The Final Order shall provide that the DIP Lender shall be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, the "equities of the case" exception under sections 552(b)(i) and (ii) of the Bankruptcy Code shall not apply to such parties with respect to the proceeds, products, rents, issues or profits of any of their collateral, and no expenses of administration of the Case or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, may be charged against proceeds, product, offspring or profits from any of the collateral under section 552(b) of the Bankruptcy Code.

Furthermore, subject to entry of the Final Order, the Debtor and its estate shall be deemed to have irrevocably waived and have agreed not to assert any claim or right under sections 552 or 726 of the Bankruptcy Code to avoid the imposition of the liens of the DIP Lender on any property acquired by any of the Debtor or its estate or to seek to surcharge any costs or expenses incurred in connection with the preservation, protection or enhancement of, or realization by, the DIP Lender upon the DIP Collateral or the Prepetition Collateral (as defined below), as applicable.

Acknowledgement/Stipulations:

The Debtor shall stipulate to and acknowledge (i) the amount, validity, priority and enforceability of the Obligations (as defined in the Prepetition Credit Agreement), and (ii) that the Prepetition Lender has a valid, enforceable and fully perfected first priority lien in the Prepetition Collateral, including Cash Collateral and all proceeds thereof, but excluding Other Cash (as defined in this DIP Term Sheet), subject only to the DIP Liens, the Permitted Prior Liens, and the Carve-Out.

Subject to entry of the Final Order, the Debtor shall provide a full release to the DIP Lender, which would not bind the Committee or other party in interest until the expiration of the period described in the paragraph below titled "Challenge Period."

Challenge Period:

The deadline to file a challenge to the Stipulation (i) in the case of any Committee, is within 60 days from the Committee's formation, which deadline shall be subject to extension by (x) agreement of the Committee, the Debtor and the Prepetition Lender, or (y) by order of the Court, or (ii) in the case of any other party in interest, is within 75 days of the Petition Date, by which the Committee, or any creditor or other party-in-interest (in any case, which has obtained the requisite standing) must commence an adversary proceeding, if at all, against the Prepetition Lender for the purpose of challenging the validity, extent, priority, perfection and enforceability of the prepetition secured debt under the Prepetition Loan Documents, or the liens, claims and security interests in the Prepetition Collateral in favor of the Prepetition Lender, or otherwise asserting any claims or causes of action against the Prepetition Lender on behalf of the Debtor's estate; provided, however, that nothing contained in this DIP Term Sheet or the Financing Orders shall be deemed to confer standing on any Committee or any other party in interest to commence such an adversary proceeding.  If such an adversary proceeding is not commenced within such period, then the Prepetition Lender shall automatically receive full waivers and releases provided in the Financing Orders and the liens of the Prepetition Lender, shall be valid, perfected, enforceable and unavoidable without any further action by the Prepetition Lender ties under the terms of the Financing Orders.

No Priming or Pari Passu Liens:

No order shall be entered authorizing or approving any liens or encumbrances on the DIP Collateral or the Prepetition Collateral, as applicable, senior to or pari passu with the liens of the Prepetition Lender other than the liens of the DIP Lender.

Restrictions on Use of DIP Facility Loans and Cash Collateral:

None of the Carve-Out, any Cash Collateral, the DIP Facility Loans, the DIP Collateral, or the Prepetition Collateral may be used to challenge the amount, validity, perfection, priority or enforceability of, or assert any defense, counterclaim or offset to, the DIP Facility, this DIP Term Sheet, or the DIP Loan Documents or the Prepetition Debt or the Prepetition Loan Documents, or the security interests and liens securing any of the DIP Obligations or the Prepetition Debt, or to fund prosecution or assertion of any claims, or to otherwise litigate against the DIP Lender, provided that up to $25,000 shall be made available to the Committee for investigation costs in respect of the stipulations contemplated below or otherwise set forth in the Financing Orders.

Payment of Expenses:

The reasonable and documented fees and out-of-pocket expenses incurred or accrued by the DIP Lender, including Bank7, CommerceOne Bank, Amarillo National Bank, and American Bank, N.A. (the foregoing to include all unpaid reasonable and documented prepetition fees, out-of-pocket costs and expenses incurred by the DIP Lender in connection with the DIP Facility) in connection with any and all aspects of the Debtor's Case shall be timely paid upon receipt of an invoice or other request for payment in accordance with the Financing Orders. Professionals for the DIP Lender shall not be required to comply with the U.S. Trustee fee guidelines, however, any time that such professionals seek payment of fees and expenses from the Debtor prior to confirmation of a chapter 11 plan, each professional shall provide summary copies of its invoices including aggregate amounts of fees and expenses and total amount of time on a per-professional basis (which shall not be required to contain time detail and which may be redacted or modified to the extent necessary to delete any information subject to the attorney-client privilege, any information constituting attorney work product, or any other confidential information, and the provision of such invoices shall not constitute any waiver of the attorney client privilege or of any benefits of the attorney work product doctrine or any other evidentiary privilege or protection recognized under applicable law) to the Debtor and counsel to any statutory committee, and the U.S. Trustee (together, the "Review Parties").

Any objections raised by any Review Party with respect to such invoices must be in writing and state with particularity the grounds therefor and must be submitted to the applicable professional within ten (10) calendar days after the receipt by the Review Parties.

Indemnification:

The Debtor shall agree to indemnify and hold harmless the DIP Lender (solely in its capacity as DIP Lender) and each of its respective affiliates and each of their respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and out-of-pocket expenses of counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), arising out of or in connection with or by reason of the DIP Facility, or any of transactions contemplated hereby, except to the extent arising from an Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Debtor, its respective directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

Reservation of Rights:

The adequate protection provisions contained herein shall be without prejudice to the rights of the Prepetition Lender to seek any other, further or additional adequate protection and the Debtors' rights to oppose any such request.  Nothing in the DIP Term Sheet or the Financing Orders shall be deemed to waive, modify or otherwise impair the rights of the Prepetition Lender, and the Prepetition Lender shall expressly reserve all of its rights and remedies under the Prepetition Loan Documents, subject to certain changes, qualifications, and exceptions if and when agreed to in writing by the parties and applicable law.  Without limiting the foregoing, nothing in the DIP Term Sheet or the Financing Orders shall have the effect of, or shall be construed as having the effect of amending or waiving any covenant, term or provision of the Prepetition Loan Documents subject to certain changes, qualifications, and exceptions if and when agreed to in writing by the parties or any rights or remedies of the Prepetition Lender thereunder, including (without limitation) any right to require strict compliance with such covenant, term or provision despite any consent or agreement contained in the DIP Term Sheet or the Financing Orders.

Fiduciary Duties:

Notwithstanding anything to the contrary in this DIP Term Sheet or the Financing Orders, or any other document, order, or instrument, nothing in the DIP Term Sheet or the Financing Orders shall require the Debtor, the Debtor's board of directors, or any similar governing body of the Debtor, after consulting with counsel, to take any action or to refrain from taking any action with respect to any alternative financing transaction to the extent taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable law.

Miscellaneous:

This summary of terms and conditions does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions that would be contained in definitive credit documentation for the DIP Facility contemplated hereby, all of which shall be acceptable to the DIP Lender.

Governing Law:	The laws of the State of Texas (excluding the laws applicable to conflicts or choice of law), except as governed by the Bankruptcy Code.

Exhibit 2

Agreement

Filed Under Seal at Docket No. 6-1

Exhibit 3

Approved Budget

Alpine Summit Energy Partners, Inc., et al.

Cash Flow Forecast

Petition Date of July 5, 2023

Strip pricing is as of June 26, 2023

	($ in 000s)	Wk 1	Wk 2	Wk 3	Wk 4	Wk 5	Wk 6	Wk 7	Wk 8	Wk 9	Wk 10	Wk 11	Wk 12	Wk 13	Wk 14	Wk 15	Wk 16	Wk 17	17 Wk Total
	Week Ending	7/9/23	7/16/23	7/23/23	7/30/23	8/6/23	8/13/23	8/20/23	8/27/23	9/3/23	9/10/23	9/17/23	9/24/23	10/1/23	10/8/23	10/15/23	10/22/23	10/29/23	Ending 10/29

	RECEIPTS
	Gas receipts	$-	$-	$-	$5,777	$-	$-	$-	$5,533	$-	$-	$-	$-	$5,314	$-	$-	$-	$5,116	$21,740
	Oil receipts	-	-	2,024	-	-	-	1,841	-	-	-	-	1,690	-	-	-	1,563	-	7,117
	NGL receipts	-	-	-	-	458	-	-	-	424	-	-	-	394	-	-	-	-	1,275
	Total oil & gas receipts	$-	$-	$2,024	$5,777	$458	$-	$1,841	$5,533	$424	$-	$-	$1,690	$5,708	$-	$-	$1,563	$5,116	$30,133
	Other receipts	-	-	-	-	-	-	-	-	4,056	-	-	-	-	-	-	-	-	4,056
	Total receipts	$-	$-	$2,024	$5,777	$458	$-	$1,841	$5,533	$4,480	$-	$-	$1,690	$5,708	$-	$-	$1,563	$5,116	$34,189

	DISBURSEMENTS
	Operating expenses	$1,550	$1,665	$1,665	$1,665	$1,665	$1,665	$1,665	$1,665	$1,665	$500	$500	$500	$500	$500	$500	$500	$500	$18,868
	Taxes	128	-	-	-	114	-	-	-	105	-	-	-	98	-	-	-	-	444
	Royalties & Non-Ops	3,211	-	-	2,484	-	-	-	2,291	-	-	-	-	2,123	-	-	-	1,975	12,086
	Payroll	-	-	151	-	186	-	139	-	175	-	139	-	175	-	175	-	175	1,314
	G&A	45	145	45	45	80	45	45	45	80	45	45	45	80	345	45	45	45	1,278
	Land / Lease	1,000	152	-	52	65	-	-	10	19	-	-	11	-	-	-	-	-	1,309
[1]	DP payments	431	-	-	-	431	-	-	-	431	-	-	-	227	-	-	-	-	1,520
	Total operating disbursements	$6,365	$1,962	$1,861	$4,246	$2,541	$1,710	$1,850	$4,012	$2,475	$545	$685	$557	$3,203	$845	$720	$545	$2,695	$36,819

	Operating cash flow	$(6,365)	$(1,962)	$163	$1,531	$(2,083)	$(1,710)	$(9)	$1,522	$2,005	$(545)	$(685)	$1,133	$2,505	$(845)	$(720)	$1,017	$2,420	$(2,630)
	Professional fees ( Ch. 11)	$-	$-	$-	$-	$1,475	$-	$-	$-	$1,475	$-	$-	$-	$3,700	$-	$-	$-	$2,185	$8,835
	Other	-	-	-	-	1,000	-	-	-	1,014	-	-	-	1,000	-	-	-	-	3,014
	DIP interest & fees	540	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	540
	Total non-operating disbursements	$540	$-	$-	$-	$2,475	$-	$-	$-	$2,489	$-	$-	$-	$4,700	$-	$-	$-	$2,185	$12,389

	Total disbursements	$6,905	$1,962	$1,861	$4,246	$5,016	$1,710	$1,850	$4,012	$4,964	$545	$685	$557	$7,903	$845	$720	$545	$4,880	$49,208
	Cash flow before financing	$(6,905)	$(1,962)	$163	$1,531	$(4,558)	$(1,710)	$(9)	$1,522	$(484)	$(545)	$(685)	$1,133	$(2,195)	$(845)	$(720)	$1,017	$235	$(15,019)
	Beginning cash	$2,661	$3,755	$1,793	$1,956	$3,487	$6,429	$4,719	$4,710	$6,231	$5,747	$5,202	$4,517	$5,650	$3,455	$2,609	$1,889	$2,906	$2,661
	Cash flow before financing	(6,905)	(1,962)	163	1,531	(4,558)	(1,710)	(9)	1,522	(484)	(545)	(685)	1,133	(2,195)	(845)	(720)	1,017	235	(15,019)
	DIP draws (repayments)	8,000	-	-	-	7,500	-	-	-	-	-	-	-	-	-	-	-	-	15,500
	Ending cash	$3,755	$1,793	$1,956	$3,487	$6,429	$4,719	$4,710	$6,231	$5,747	$5,202	$4,517	$5,650	$3,455	$2,609	$1,889	$2,906	$3,141	$3,141

	Production in Month (Receipt 30 Day Lag)
	Gas (MMcf)	-	-	-	-	2,628	-	-	-	2,522	-	-	-	2,427	-	-	-	-	7,577
	Oil (MBbl)	-	-	-	-	28	-	-	-	26	-	-	-	24	-	-	-	-	78
	NGL (MBbl)	-	-	-	-	18	-	-	-	17	-	-	-	16	-	-	-	-	51
	Realized Price in Month (Receipt 30 Day Lag)
	Gas	-	-	-	-	2.81	-	-	-	$2.81	-	-	-	$2.81	-	-	-	-
	Oil	-	-	-	-	68.67	-	-	-	$68.67	-	-	-	$68.67	-	-	-	-
	NGL	-	-	-	-	24.28	-	-	-	$24.29	-	-	-	$24.29	-	-	-	-

Footnotes:

[1] The Debtors agree to pay the Development Partner (DP) cash payments related to any undisputed ownership / revenue interests.

1

Exhibit 4

Settlement Term Sheet

Final Settlement Term Sheet, subject to Court Approval

1. The Debtors, Ad Hoc Group (the "AHG") and Bank7 (collectively, the "Parties") agree that the Debtors will file a motion to sell all of their assets within the current milestones.

2. The Parties reserve their rights with respect to title, liens and entitlement to sale proceeds pending a resolution by agreement or court order. The sale proceeds will be held by the Debtors pending such resolution or court order; provided that the parties shall promptly confer in good faith to reach an agreement regarding allocation and distribution of sale proceeds. If no agreement is reached, the Parties may seek Court approval for distribution of sale proceeds.

3. The Parties agree to expedited mediation on a timeline to be agreed of all issues amongst them including but not limited to, property interests, commercial title and ownership disputes (such disputes, the "Title Disputes") and will request appointment of [Judge Christopher Lopez]. The Parties agree they will engage in good faith to resolve all issues - including those beyond the Title Disputes - via mediation in a timely manner.

4. If mediation is not successful, the Parties agree to promptly file a court proceeding to determine the Title Disputes. Any discovery in that proceeding will be limited to use in that that proceeding.

5. The Debtors agree not to object to the AHG's standing to assert the rights of the Drilling Partnerships with respect to the Title Disputes only, but not any other issues or potential claims.

6. The Debtors agree to pay certain documented legal fees for the AHG related to the mediation and litigation related to the Title Disputes, limited to a three month period and an amount of up to $350,000 per month (the "AHG Fee Cap"). The AHG reserves the right to seek payment of additional professional fees and the Debtor reserves the right to object. Bank 7 will not be subject to a cap on fees for the mediation and litigation but if Bank 7's fees exceed the AHG Fee Cap, then the AHG Fee Cap will be increased to the extent of such excess. For the avoidance of doubt, matters outside the Title Disputes may be resolved through mediation but the AHG Fees shall only be paid in respect of matters associated with the Title Disputes. All fees payable in respect to the Title Disputes shall be subject to availability under the approved budget.

7. Bank7 agrees to limit its DIP Roll Up to a 1:1 ratio, as of entry of the final order.

8. Bank7 agrees to permit payments proposed by the Debtor to the DPs in the budget attached to the Interim DIP Order under the line item titled "DP payments" totaling $1.52 million in the weeks provided for in such budget and the Debtors agree to make such payments and the AHG and Bank7 reserve all of their respective rights with respect to any additional amounts.

9. Bank7 agrees that its DIP Liens will not extend to the Kermit A 1H and B 2H. The Debtors agree that these two wells in their entirety are the property of the Drilling Partnerships and they will not be considered Disputed Wells.

10. The AHG withdraws its objection to the Debtors' DIP motion and agrees to support entry of the interim DIP order and entry a final DIP order that is consistent with these terms. The Ad Hoc Group will not oppose entry of a bid procedures orders consistent with these terms, nor will the AHG object to any of the other first day relief requested by the Debtors.